  Exhibit 99.1

NEWS RELEASE for June 28, 2017 at 4:05 PM ET

GENTHERM PRESIDENT AND CEO ANNOUNCES RETIREMENT PLANS

NORTHVILLE, MI (June 28, 2017) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced that Daniel R. Coker, President, CEO, will retire and begin a planned leadership transition over the next several months.  Mr. Coker has agreed to continue serving in his current position until the appointment of his successor.  The company’s Board of Directors is presently engaged in a comprehensive search process to select a successor.  Both internal and external candidates are under consideration.

“Under Dan’s leadership, Gentherm grew from a start-up entity with a new, innovative product into a multi-national organization having almost a billion dollars in revenue,” said Chairman Francois Castaing.  “The impact Dan has had on the success of this company cannot be overstated.  Dan has built a talented management team and will leave the company in excellent position to continue to grow.  His hard work, dedication and love for Gentherm and its employees have been an integral part of the company’s achievements.”

Coker joined Gentherm in 1996 and has served as President and CEO since 2003.  Coker is also a current member of the company’s Board of Directors and will continue to serve in such capacity.

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications.  Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices.  Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications.  Gentherm has over twelve thousand employees in facilities in the U.S., Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, Ukraine and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to: downturns in the industries in which the Company operates and changes in global, national, regional and/or local economic conditions and geopolitical climates. The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.